Exhibit 21.1

Subsidiaries of SofTech, Inc.

Name:

Place of Incorporation:

Adra Systems Srl

Italy

Information Decisions, Inc.

Michigan

SofTech GmbH

Germany

Workgroup Technology Corporation

Delaware